PRONETLINK TO RECEIVE UP TO $5 MILLION IN FUNDING
                           FROM WAVELAND CAPITAL, LLC

New Funding Intended to Accelerate Development of International Trade Transaction ASP

                                                       For release April 2, 2001

NEW YORK, April 2, 2001 - ProNetLink.com (OTC BB: PNLK), the Global Trade Internetwork(TM), announced today that it will receive up to $5 million in equity funding from Waveland Capital, LLC. Waveland is a privately held investment company with offices in Milwaukee, Wisconsin and Denver, Colorado that focuses on providing equity capital to small and mid-cap public companies. Corpfin.com, a financial services company, introduced Waveland to ProNetLink. Corpfin.com is a member of the NASD and SIPC.

 The Company plans to use the additional capital to support its operations and to continue the development of its patent-pending integrated trade transaction ASP (Application Service Provider) solution, called Master Transaction Logic(TM) (MTL(TM)). A provisional patent application was filed for the MTL(TM) with the U.S. Patent and Trademark Office in January, 2001.

"Waveland Capital, LLC, is pleased to have the opportunity to establish an investment relationship with ProNetLink," said Rick Hayes, Managing Partner for Waveland. "The company's domain expertise provides a solid foundation for the implementation of their ASP solution, and we believe they are well positioned to capitalize on the dynamic growth within this sector."

ProNetLink's mission, based on the original concept of its Founder, CEO and President, Jean Pierre Collardeau, is to create a neutral, business-to-business Global Trade Internetwork and Transaction Application Process for small to mid-sized enterprise firms (SMEs). By utilizing the economies and wide access afforded by the Internet, as well as the Application Service Provider concept of delivery of services, SMEs would find the international trade services, tools and information required to enable them to navigate the export/import process, and successfully sell their products across international borders.

"The Internet market has evolved and changed tremendously over the last few years, but ProNetLink's mission has remained the same", said Jean Pierre Collardeau. "This financing will help the company to continue its primary mission to develop an online end-to-end trade support system for small to mid-sized businesses around the world as well as provide value to its shareholders."

 "ProNetLink has been working diligently to obtain funding within this very tight market. The management of the company has stayed true to the task and as a result, at the conclusion of the funding from Waveland, ProNetLink will be able to continue development at a time when many other firms are closing operations." said Glenn Zagoren, Chairman of ProNetLink.

Waveland Capital has expressed their support for ProNetLink, and will assist the Company in introducing it to potential business partners.

"We had been looking at potential sources of funding for quite a while, and were pleased with the caliber of potential investors brought to us by Corpfin.com," said David Walker, Chief Operating Officer of ProNetLink Corp. "We are enthusiastic about the working relationship we have established with Waveland Capital, LLC. We feel that they will be a solid financial partner for ProNetLink as we work on building our ASP product and delivering it to the global market."

ABOUT WAVELAND CAPITAL LLC

Waveland makes proprietary equity investments in small to mid-cap public companies. These investments range in size from $5MM to $20MM . Waveland's senior partners have participated in over one hundred Initial Public Offerings and a larger number of Private Placements. The company was

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established to make direct investments in select public companies with substantial growth potential in emerging market segments, or those markets undergoing dramatic change. For more information about Waveland, e-mail them at rhayes@wavelandcapitalllc.com.

ABOUT THE MASTER TRANSACTION LOGIC(TM) PRODUCT

The company has designed the MTL(TM) system to be an independent and open standard based Application Service Provider (ASP) solution that integrates a seamless "end-to-end", system-guided online process for small to mid-sized enterprises (SMEs) engaged in international trade. The MTL(TM) is being developed as a stand-alone transaction module that can be accessed from within the ProNetLink.com site or licensed as an ASP system to any Internet e-commerce entity that wants to profit from its capabilities.

The MTL(TM) system will generate revenues by charging a transaction fee on each level of service selected by the users and by licensing fees. "Focusing on the delivery of a tailored trade solution, and delivering a rich user interface across a wide variety of networks, will help to position PNL in the fast growing Application Services Provider market", said Stephan Kneipp, Director of Technology for ProNetLink.

"The ProNetLink.com Master Transaction Logic(TM) (MTL(TM)) platform is needed in the international trade marketplace for both smaller companies (SME's) and larger firms", continued Dave Walker. "Our solution is designed to support the hundreds of services and variations of trade transactions that are found around the world. "

For more information on ProNetLink's Master Transaction Logic(TM) product, please visit the Company's website at http://www.pronetlink.com, or download a product information summary from http://www.pronetlink.com/mtl.pdf.

For more information please contact ProNetLink.com at 212 688 8838, email: info@pronetlink.com. Mail: 645 Fifth Avenue, Suite 303, New York, NY 10022.

ProNetLink.com is publicly traded on the OTC Bulletin Board: PNLK (PNLK.OB).

This release contains, in addition to historical information, forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect ProNetLink.com's current judgments of those issues. However, because those statements are forward-looking and apply to future events, they are subject to risks and uncertainties, which could cause the Company's results to differ materially.